Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The General Partner
Essex Portfolio, L.P.:

We consent to (i) the use of our report dated February 26, 2014, with respect to the consolidated balance sheets of Essex Portfolio, L.P. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, capital, and cash flows for each of the years in the three-year period ended December 31, 2013, and the related financial statement schedule III incorporated by reference herein and (ii) the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
San Francisco, California
June 30, 2014